Exhibit 10.9

LEASE AGREEMENT

between

OLDS PROPERTIES CORPORATION

and

JOHN H.O. La GATTA

as Landlord,

and

WARNER ELECTRIC COMPANY

as Tenant

Date: January 29, 2003

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made effective as of the 29th day of January, 2003 by and between OLDS PROPERTIES CORPORATION, a Delaware corporation (“Olds”), and JOHN H.O. La GATTA (“La Gatta”) (collectively, “Landlord”), and WARNER ELECTRIC COMPANY, a Delaware corporation, its successors and assigns and any successor thereto by consolidation, merger or acquisition of all or substantially all of its assets (“Tenant”).

RECITALS:

A.                                   Olds is the owner of certain real property containing approximately 13 acres located at 701 I-85 North in the City of Charlotte, Mecklenburg County, North Carolina, identified by Tax Parcel ID #039-053-16, and further described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), upon which is located an industrial building (the “Building”) and certain other improvements, which Building and other improvements are owned by La Gatta, and all appurtenances thereto (the Land, Building, other improvements and appurtenances are hereinafter collectively referred to as the “Property”).

B.                                     Subject to and upon the terms, provisions and conditions hereinafter set forth, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease and take from Landlord, the Property on the terms and conditions set forth in this Lease.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I
BASIC LEASE TERMS AND DEFINITIONS

SECTION 1.1                                             Basic Lease Terms.

The terms set out and defined in this Section, whenever used in this Lease with the first letter of each word capitalized, shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease.

1.1.1                        “Additional Rental” shall mean all sums payable by Tenant pursuant to this Lease, except Annual Basic Rental.

1.1.2                        “Affiliate” is any individual, corporation, limited liability company, trust or other entity which directly or indirectly controls or is directly or indirectly controlled by or is under common control with Tenant. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, limited liability company or other entity, whether through the ownership of voting securities or by contract or otherwise.

1.1.3                        The “Annual Basic Rental” for the Property shall be as follows for the Initial Term of the Lease:

Period	Annual	Monthly

March 1, 2003 - February 29, 2004	$444,000.00	$37,000.00
March 1, 2004 - February 28, 2005	$444,000.00	$37,000.00
March 1, 2005 - February 28, 2006	$456,000.00	$38,000.00
March 1, 2006 - February 28, 2007	$456,000.00	$38,000.00
March 1, 2007 - February 29,2008	$468,000.00	$39,000.00
March 1, 2008 - February 28, 2009	$468,000.00	$39,000.00
March 1, 2009 - February 28, 2010	$480,000.00	$40,000.00
March 1, 2010 - February 28, 2011	$480,000.00	$40,000.00
March 1, 2011 - February 29,2012	$492,000.00	$41,000.00
March 1, 2012 - February 28,2013	$492,000.00	$41,000.00

The Annual Basic Rental for the Property shall be as follows for the First Renewal Term of the Lease, if exercised:

Period	Annual	Monthly

March 1, 2013 - February 28, 2014	$501,840.00	$41,820.00
March 1, 2014 - February 28, 2015	$511,876.80	$42,656.40
March 1, 2015 - February 29, 2016	$522,114.36	$43,509.53
March 1, 2016 - February 28, 2017	$532,556.64	$44,379.72

The Annual Basic Rental for the Property shall be as follows for the Second Renewal Term of the Lease, if exercised:

Period	Annual	Monthly

March 1, 2017 - February 28, 2018	$543,207.72	$45,267.31
March 1, 2018 - February 28, 2019	$554,071.92	$46,172.66
March 1, 2019 - February 29, 2020	$565,153.32	$47,096.11
March 1, 2020 - February 28, 2021	$576,456.36	$48,038.03

The Annual Basic Rental for the Property shall be as follows for the Third Renewal Term of the Lease, if exercised:

Period	Annual	Monthly

March 1, 2021 - February 28, 2022	$587,985.48	$48,998.79
March 1, 2022 - February 28, 2023	$599,745.24	$49,978.77
March 1, 2023 - February 29, 2024	$611,740.20	$50,978.35
March 1, 2024 - February 28, 2025	$623,975.04	$51,997.92

1.1.4                        “Default Rate” shall be an annual rate of interest equal to the lesser of (i) the maximum rate of interest which may lawfully be charged or collected, or (ii) twelve percent (12%) per annum.

1.1.5                        “Event of Default” shall have the meaning set forth in Section 15.1.

1.1.6                        “Force Majeure” shall mean any event the occurrence of which prevents or delays the performance by Landlord or Tenant of any obligation imposed upon it hereunder (other than the payment of money) and the prevention or cessation of which event is beyond the reasonable control of the obligor.

1.1.7                        “GAAP” shall mean Generally Accepted Accounting Principles.

1.1.8                        “Hazardous Substances” shall have the meaning set forth in Section 20.17.

1.1.9                        “Improvements” shall mean any and all buildings, structures, and other improvements now or hereafter located on the Property.

1.1.10                  “Initial Termination Date” shall mean 11:59 P.M. on February 28, 2013.

1.1.11                  “Lease Termination Date” shall mean the earlier to occur of (i) 11:59 P.M. on the Initial Termination Date, as that date may be extended by Tenant in accordance with Section 3.2 and (ii) the date that this Lease is terminated pursuant to the express terms hereof.

1.1.12                  “Mortgage” shall have the meaning set forth in Section 16.1.

1.1.13                  “Mortgagee” shall have the meaning set forth in Section 16.1.

1.1.14                  “Permitted Uses” shall mean office and manufacturing related to the manufacturing of gears, clutches and power transmission devices, heat treating and painting, including the use of floor mounted hoists and related warehousing, assembly and distribution activities.  Notwithstanding the foregoing, any use prohibited by any applicable law, regulation or ordinance (including zoning laws) shall not be a Permitted Use under this Lease.

1.1.15                  “Premises” shall mean the Property.

1.1.16                  “Property” shall have the meaning set forth in the Recitals.

1.1.17                  “Renewal Terms” shall have the meaning set forth in Section 3.2.

1.1.18                  “Rent Commencement Date” shall be the date that is one (1) month following the Turnover Date.

1.1.19                  “Rental” shall mean the Annual Basic Rental plus all Additional Rental hereunder.

1.1.20                  “Rental Year” shall mean a period of one (1) calendar year; provided, however, the first Rental Year shall commence on the Rent Commencement Date and expire on February 29, 2004.  Each subsequent Rental Year shall commence on March lst and expire on February 28th (or February 29th if applicable) of the following calendar year.

1.1.21                  “Taking” shall have the meaning set forth in Section 13.1.

1.1.22                  “Taxes” shall have the meaning set forth in Section 6.1.

1.1.23                  “Tenant Notice Address” shall mean 997 Lenox Drive, Suite 111, Lawrenceville, New Jersey 08648, Attention: General Counsel.

1.1.24                  “Term” shall mean the period of time during this Lease between the Rent Commencement Date and the Lease Termination Date.

1.1.25                  “Turnover Date” shall mean the date on which exclusive possession of the Premises is tendered to Tenant as provided in this Lease, whether or not Tenant actually takes possession.

SECTION 1.2                                             Terms Generally.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Lease unless the context shall otherwise require.

SECTION 1.3                                             Attachments.

All of the attachments to this Lease, as well as all drawings and documents prepared pursuant thereto, are incorporated herein and shall be deemed to be a part hereof for all purposes.

ARTICLE II
AGREEMENT; DEMISE

SECTION 2.1                                             Agreement.

This Lease shall be effective on the date hereof as a valid and binding agreement and contract between Landlord and Tenant.

SECTION 2.2                                             Demise.

Landlord hereby leases, rents and demises to Tenant, and Tenant hereby leases, rents, demises and accepts from Landlord, the Premises on the terms and conditions contained herein.

ARTICLE III
TERM

SECTION 3.1                                             Initial Term.

(a)                                  The initial term of the Lease shall commence on the Rent Commencement Date and shall terminate on the Initial Termination Date (the “Initial Term”), without the necessity of any notice from either Landlord or Tenant.

(b)                                 Within ten (10) days following the Turnover Date, Landlord shall provide to Tenant copies in Landlord’s possession or control of all available operating manuals and repair and maintenance guidelines and brochures, warranties and guaranties, if any, relating to equipment and machinery serving or comprising a portion of the Improvements.

(c)                                  During the period after the Turnover Date but before the Rent Commencement Date (and concurrent commencement of the Term) all terms and conditions of this Lease shall apply except the payment of Annual Basic Rental.

SECTION 3.2                                             Renewal Terms.

Subject to the terms and conditions of this Section 3.2, Tenant shall have three (3) options (the “Renewal Options”) to extend the term of this Lease, as to not less than the entire Premises, each for four (4) years (the “Renewal Terms”).  The first Renewal Term shall commence upon the date following the date the Initial Term would expire, the second Renewal Term shall commence upon the date following the date the first Renewal Term would expire, and the third Renewal Term shall commence upon the date following the date the second Renewal Term would expire, each upon the same terms and conditions previously applicable, except that (i) the Annual Basic Rental will be adjusted as provided in Section 1.1.3 above, and (ii) Tenant shall have no further extension options.  Each Renewal Option may be validly exercised only by written notice to Landlord from Tenant no later than twelve (12) months prior to commencement of the respective Renewal Term.  If Tenant does not exercise a Renewal Option during the exercise period set forth above in accordance with the provisions hereof, such Renewal Option and each succeeding Renewal Option shall forever terminate and be of no further force and effect.  The Initial Term, together with any exercised Renewal Terms, shall hereinafter be referred to as the “Term”.  Tenant’s right to exercise each of the Renewal Options is subject to the following condition which may be exercised or waived solely by Landlord in Landlord’s sole discretion: both at the time of Tenant’s exercise of each Renewal Option and at the time of the commencement of each Renewal Term, no Event of Default (as defined in Section 15.1 of this Lease) shall exist.

SECTION 3.3                                             Holding Over.

Subject to the terms of Article XIX of this Lease, if Tenant shall be in possession of the Premises after the Lease Termination Date with Landlord’s acquiescence but in the absence of an express agreement extending the Term hereof, the tenancy under this Lease shall become a lease from month to month, terminable by either party upon thirty (30) days prior written notice.  Such tenancy shall be subject to all other conditions, provisions and obligations of this Lease, and the Annual Basic rental shall be equal to 110% of the amount paid during the immediately preceding

Rental Year.  If Tenant shall be in possession of the Premises after the Lease Termination Date without Landlord’s acquiescence, the tenancy under this Lease shall become a tenancy at will, terminable by either party upon fifteen (15) days prior written notice.  Such tenancy shall be subject to all other conditions, provisions and obligations of this Lease, except that the Annual Basic Rental shall be 125% of the amount paid during the previous Rental Year.  Nothing herein shall be deemed to permit Tenant to retain possession of the Premises without Landlord’s acquiescence after the expiration or termination of this Lease, and Tenant shall be liable for all damage, cost and expense, including consequential damages, that may arise from or be caused by the retention by Tenant of possession after the termination or expiration hereof.

ARTICLE IV
USE

SECTION 4.1                                             Use.

The Premises shall only be used for the Permitted Uses and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 4.2                                             Cessation of Tenant Operations.

Tenant shall have no obligation to operate its or any business from the Premises and shall have the right at any time and from time to time to cease operating its or any business at the Premises. Tenant acknowledges and agrees that its right to cease operating its business at the Premises shall in no way discharge Tenant from its obligations hereunder, including without limitation its obligation to pay Rental and its maintenance obligations set forth in Article IX hereof.

ARTICLE V
RENTAL AND SECURITY DEPOSIT

SECTION 5.1                                             Rentals Payable.

Tenant covenants and agrees to pay to Landlord as Rental for the Premises, the following:

(a)                                  The Annual Basic Rental specified in Section 1.1.3, commencing on the Rent Commencement Date; plus

(b)                                 all Additional Rental due from time to time hereunder.

SECTION 5.2                                             Annual Basic Rental.

Subject to the terms of Section 9.2(c) of this Lease, Annual Basic Rental shall be paid without prior demand in equal monthly installments in advance, commencing on the Rent Commencement Date, and thereafter on the first day of each full calendar month during the Term of this Lease.  If the Rent Commencement Date or the Lease Termination date occurs on a date other than on the first or the last day of a calendar month, as applicable, then the first and last monthly installment of Annual Basic Rental shall be prorated for such fractional calendar month based upon the actual number of days in such month.

SECTION 5.3                                             Payment of Rental.

For all purposes hereof, payment of Rental payable to Landlord hereunder shall be made and effective when, and not until, the Rental funds are received by Landlord and are in a form readily and immediately available for expenditure by Landlord, including without limitation wire transfer to Landlord’s account or checks payable to Landlord after payment thereon by Tenant’s bank upon which the check is drawn.  Tenant shall pay all Rental when due and payable, and, except as provided herein, without any offset, counterclaim, deduction or prior demand therefor. If Tenant shall fail to pay any Rental within five (5) days following the date such payment is due, Tenant shall be obligated to pay a late payment charge (a “Late Fee”) of four percent (4%) of the payment due; provided, however, that if Tenant becomes obligated to pay a Late Fee hereunder, the Late Fee shall be payable on all other Rental payments payable during the same Rental Year if such other Rental payment or payments are not made on the date such other payment or payments are due.  In addition, any Rental or other amounts payable hereunder which is not paid within fifteen (15) days after the same is due, including without limitation money advanced by Landlord on behalf of Tenant to pay amounts payable by Tenant hereunder, shall bear interest at the Default Rate from the first day due until paid.  Any Additional Rental which shall become due shall be payable, unless otherwise expressly provided herein, shall be paid with the next monthly installment of Annual Basic Rental.  Rental and statements required of Tenant shall be paid and delivered to Landlord at its notice address set out in Section 17.1, or at such other place as Landlord may, from time to time, designate in a notice to Tenant.  Any payment by Tenant or acceptance by Landlord of a check for a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account.

SECTION 5.4                                             Security Deposit.

A deposit in the amount of $37,000.00 (the “Security Deposit”) shall be paid by Tenant to Landlord together with the first monthly installment of Annual Basic Rental.  The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of this Lease by Tenant to be kept and performed, provided that Tenant shall not be excused from payment of any Rental or any other charge herein provided.  If an Event of Default occurs with respect to any provision of this Lease, Landlord may, at its election, use or apply all or any part of the Security Deposit to compensate Landlord for any obligation of Tenant or loss or damage reasonably suffered by Landlord as a result of such Event of Default, including but not limited to, the payment of Rental or other sums due hereunder, the reimbursement of amounts Landlord spends by reason of such Event of Default, and compensation to Landlord for any other loss or damage that Landlord may reasonably suffer by reason of the Event of Default.  If any portion is so used or applied, Tenant, upon demand, will deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount. Landlord shall be required to keep the Security Deposit separate from its general funds and shall invest the Security Deposit in a federally insured deposit account or other account approved by Tenant, and Tenant shall be entitled to all interest earned thereon.  If Tenant materially performs every provision of this Lease, the Security Deposit or the balance thereof will be returned to Tenant within thirty (30) days after the later of (i) the expiration of this Lease or any Renewal Terms of this Lease and (ii) delivery of possession of the Premises to Landlord in the condition required under this Lease. In no event will Tenant have the right to apply any part of the Security Deposit to any Rental or other amount payable under this Lease.  In the event of sale or transfer of the Premises, if Landlord transfers the Security Deposit to the vendee or transferee, or if such vendee or transferee assumes in writing liability with respect to such Security Deposit, Landlord shall be considered released by Tenant from all liability for the return of such Security Deposit, and Tenant agrees to look solely to such vendee or transferee for the return of the Security Deposit.  Tenant agrees that this Section 5.4 shall apply to every transfer or assignment to all subsequent vendees or transferees.  The Security Deposit shall not be assigned, transferred or encumbered by Tenant, and any attempt to do so by Tenant shall not be binding upon Landlord.

ARTICLE VI
TAXES

SECTION 6.1                                             Payment by Lessee.

Subject to the provisions of Section 6.2, in addition to the Annual Basic Rental, Tenant shall pay to the applicable taxing authorities (with a copy or receipt to Landlord), no later than ten (10) days prior to the due date therefor, all real property, personal property and ad valorem taxes and assessments, general and special, water taxes and all other impositions, ordinary and extraordinary of every kind and nature whatsoever, which, during the Term of this Lease, may be levied or assessed against the Premises.  Landlord agrees to deliver copies of statements received by Landlord for all of the foregoing to Tenant within ten (10) days following the date Landlord receives such statements from applicable taxing authorities.  Tenant shall be responsible for all delinquencies and penalties if the same are incurred because Tenant did not timely remit Taxes to the applicable taxing authorities or because the amount Tenant remitted was insufficient to pay all Taxes.  Tenant shall also be solely responsible for and pay within the time provided by law all taxes imposed on its inventory, trade fixtures, apparatus, leasehold improvements (installed by or on behalf of Tenant), equipment and other personal property.  All taxes, assessments and other costs to be paid by Tenant pursuant to this Section 6.1 are collectively referred to herein as the “Taxes”; provided, however, “Taxes” shall in no event include (i) any federal, state, or other tax on the income of Landlord, (ii) any franchise, estate, inheritance or similar tax imposed upon Landlord, (iii) any tax, assessment, recording fee, charge, or other levy imposed in connection with the sale or mortgage of the Premises, or any portion thereof or (iv) any increases in ad valorem taxes resulting from an increase in the appraised or assessed value thereof following the sale or conveyance of the Premises to an Affiliate of Landlord.  To the extent Tenant fails to pay any of the Taxes when required pursuant to the terms hereof, Landlord shall have the right to do so and upon Landlord’s payment thereof the same, together with interest thereon at the Default Rate, shall become Additional Rental hereunder payable by Tenant on demand by Landlord.

SECTION 6.2                                             Proration of Taxes.

During the first and last years of the Term, all such taxes and assessments which shall become payable during each of the calendar or fiscal, tax or assessment years, as applicable, shall be ratably adjusted on a per diem basis between Landlord and Tenant in accordance with the respective portions of such calendar, fiscal, tax, or assessment year.  To the extent permitted by applicable law, Tenant may pay any such assessments or taxes in annual installments.  In the event any such assessment shall be payable in a lump sum or on an installment basis, Tenant shall have the sole right to elect the basis of payment.  If Tenant shall elect to pay any such assessment on the installment basis, then Tenant shall pay only those installments which shall become due and payable during the Term.  Any such installments due and payable in the years in which this Lease commences and terminates shall be prorated proportionally.

SECTION 6.3                                             Taxes on Rental.

In addition to the Taxes payable by Tenant pursuant to Section 6.1 above, Tenant shall pay to the appropriate agency any and all sales, excise and other taxes (not including, however, Landlord’s income taxes) levied, imposed or assessed by the State of North Carolina or any political subdivision thereof or other taxing authority upon any Rental payable hereunder, except to the extent the same are in substitution for income taxes.

SECTION 6.4                                             Tenant’s Right to Contest Taxes.

Tenant shall have the right to participate in all negotiations of tax assessments.  Tenant shall have the right, at Tenant’s cost, to contest the validity or the amount of any tax or assessment levied against the Premises by such appellate or other proceedings as may be appropriate in the jurisdiction, and may defer payment of such obligations, pay same under protest, or take such other steps as Tenant may deem appropriate; provided, however, Tenant hereby agrees (i) to indemnify and hold Landlord harmless from and against any cost, expense or liability arising out of such contest, (ii) to pursue any such contest in good faith and (iii) to post any bond or other security required by applicable law or necessary to protect title to the Premises from the remedies of the taxing authority in connection with such contest.  Tenant also agrees to notify Landlord promptly of any such contest and Landlord agrees, at the sole cost of Tenant, to reasonably cooperate in any such contest or proceedings and execute any documents which Landlord may be required to execute in connection with such proceedings.  To the extent based on taxes originally paid by Tenant, Tenant shall be entitled to all refunds paid by taxing authorities resulting from any such contest or otherwise paid to Landlord and attributable to the Term.

ARTICLE VII
PREMISES IMPROVEMENTS

SECTION 7.1                                             Mechanics’ Liens.

No work performed by Tenant pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no mechanics’ or other lien shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises.  Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by Tenant or its contractors on or about the Premises. [Jim: Please note the following sentence] Prior to the commencement of any work on the Premises, Tenant shall exercise reasonable efforts to obtain unconditional lien waivers from all suppliers of services or materials to the Premises and shall notify in writing all suppliers of services or materials to the Premises that the improvements to be constructed are solely for the benefit of Tenant, that Landlord shall not be liable for any costs related thereto and that the Premises shall not be subject to any mechanics’ or materialmens’ liens in connection therewith.  In the event any mechanics’ or other lien shall at any time be filed against the Premises by reasons of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord within forty-five (45) days of filing.  If Tenant shall fail to cause such lien forthwith to be so discharged or bonded within forty-five (45) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord including reasonable attorneys’ fees incurred by Landlord either defending against such lien or in procuring the discharge of such lien, together with interest thereon at the Default Rate, shall be due and payable by Tenant to Landlord as Additional Rental.

SECTION 7.2                                             Tenant’s Trade Fixtures.

All manufacturing, shipping, warehousing and other trade fixtures, signs, equipment and apparatus owned by Tenant and installed in the Premises by Tenant, at its expense, shall remain the property of Tenant, and Tenant may remove such fixtures and apparatus at any time prior to the expiration of the Term.  Notwithstanding the foregoing, Tenant shall repair any damage to the Premises caused by the removal of its personally, inventory, trade fixtures, equipment and apparatus.

SECTION 7.3                                             Risk of Loss.

Landlord shall bear all risk of loss to the Premises prior to the Turnover Date, except loss caused by Tenant or Tenant’s agents, consultants, contractors, employees, licensees or invitees. In no event shall Tenant be liable to Landlord for any claims for injury to persons or property resulting from or arising out of the Premises prior to the Turnover Date, unless caused by Tenant or Tenant’s agents, consultants, contractors, employees, licensees or invitees.

ARTICLE VIII
OPERATIONS

SECTION 8.1                                             Operations by Tenant.

Throughout the Term, and in addition to the requirements of Section 9.2(b) below, Tenant will at its expense:

(a)                                  keep the inside and outside of all glass in the doors and windows of the Premises clean;

(b)                                 keep all exterior building surfaces of the Premises clean;

(c)                                  replace promptly any cracked or broken glass of the Premises with glass of like grade and quality;

(d)                                 maintain the Premises in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests, including cleaning, repairing or replacing all floor covering, if any, within the Premises as needed;

(e)                                  keep any garbage, trash, rubbish or other refuse in containers within the Premises until removed;

(f)                                    have such garbage, trash, rubbish and refuse removed on a timely basis;

(g)                                 keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the Premises;

(h)                                 keep and maintain all landscaping in a neat and orderly condition; and

(i)                                     comply with all laws, ordinances, rules and regulations of governmental authorities applicable to the Premises and all recommendations of any fire and liability insurance rating organization now or hereafter in effect.

SECTION 8.2                                             Signs and Advertising.

Tenant may modify any existing signs or install new signs used to identify Tenant on the exterior walls of the Premises and/or on the Land, provided Tenant shall be responsible for and repair any damage caused to the Improvements by such modification, installation or the removal of the signs.  Tenant will, at its sole cost and expense, maintain all signs and other advertising devices in good condition and repair at all times.  Tenant may not install any signs on the roof of the Premises, including the flashing, without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  All signs and other advertising on the exterior of the Premises shall be in compliance with all applicable laws, rules and regulations.

ARTICLE IX
IMPROVEMENT ALLOWANCE; MAINTENANCE AND REPAIRS

SECTION 9.1                                             Improvement Allowance.

Landlord shall provide to Tenant a tenant improvement allowance (“Allowance”) in the amount of up to Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (“Maximum Allowance”), to be used by Tenant to upfit and upgrade the Premises, in Tenant’s discretion, including, but not limited to, floor coverings, painting, lighting and installation of a compressed air system, but excluding any expenditures for Tenant’s equipment, personal property or trade fixtures; except that that Tenant shall be entitled to install and receive reimbursement from the Allowance for trade fixtures, provided that Tenant agrees in writing at the time of disbursement to Tenant of funds from the Allowance for such trade fixture that Landlord, at Landlord’s option, shall be entitled at the expiration or termination of the Lease to elect whether to retain or cause the Tenant to remove such trade fixtures as provided for non-structural alterations in Section 9.3 hereof (collectively, the “Tenant Improvements”).  All Tenant Improvements funded with the Allowance shall be completed on or before the end of the twelfth (12th) full calendar month of the Term (“Completion Deadline”).  No construction of Tenant Improvements funded with the

Allowance shall occur after the Completion Deadline.  The Allowance shall be in the form of an abatement of Basic Annual Rental commencing the thirteenth month of the Term in an amount equal to the Allocated Portion of the Qualified Allowance (each as defined below), which shall be deducted from each of the ensuing monthly payments of Basic Annual Rental until the Qualified Allowance is depleted.  The Allocated Portion of the Allowance shall be equal to the amount expended by Tenant for Tenant Improvements completed on or before the Completion Deadline (“Qualified Allowance”) divided by 13.  On or before the Completion Deadline, Tenant shall provide to Landlord copies of receipts for all expenditures to be charged against the Allowance, and Landlord shall be entitled to rely on the accuracy of all invoices and fee statements for labor performed or materials furnished in connection with the Tenant Improvements.  Tenant shall be solely responsible for payment of that portion of a) the costs of Tenant Improvements that exceed the Maximum Allowance and b) the cost of any Tenant Improvements which are completed after the Completion Deadline.  If and to the extent the Tenant Improvements completed during the first Rental Year are less than the Maximum Allowance (the difference between the Maximum Allowance and the cost of the Tenant Improvements completed during the first Rental Year being the “Unused Allowance”), Tenant shall be entitled only to the portion of the Maximum Allowance used during the first Rental Year and shall forfeit and not be entitled to the Unused Allowance.  Tenant shall be responsible for coordinating and managing the Tenant Improvements and shall ensure that all Tenant Improvements are performed in a good and workmanlike manner and in accordance with all applicable laws, rules and codes.

SECTION 9.2                                             Maintenance and Repairs.

(a)                                  To Landlord’s knowledge, as of the Turnover Date and except as disclosed to Tenant in writing, all electrical, mechanical, plumbing, heating, ventilation and air conditioning systems will be in good working order, connected, and providing the services intended.  If within ninety (90) days following the Turnover Date Tenant discovers that any of the foregoing systems were not in good working order, connected and providing the services intended as of the Turnover Date, Tenant shall provide written notice thereof to Landlord, and Landlord shall promptly commence and diligently prosecute to completion the repair or replacement of such systems.  In addition, Landlord shall: (i) repair or replace when reasonably necessary, the roof of the Building (including without limitation the 1983 section of the roof), (ii) commence within three (3) months after the Turnover Date and diligently prosecute to completion the service of the rooftop HVAC units and mechanical room compressors, including belt and filter replacement, so that each is in good working condition; (iii) on or before the Turnover Date, ensure that all restrooms are in good working condition; and (iv) within six (6) months after the Turnover Date, commence and diligently prosecute to completion the removal of all vegetation from, re-sealing and re-striping of all parking lots and re-painting of all automobile stops yellow.  Except as otherwise expressly provided in this Section 9.2 and Sections 10.1, 20.6 and 20.17(d) hereof, Tenant accepts the Premises in their “as is” condition and without warranty of any kind.

During the Term, Landlord will maintain and repair (or replace, if necessary), at its sole cost (except as otherwise provided herein) the roof, load-bearing walls, and foundations of the Premises in a good condition and state of repair, except for casualty and repairs Tenant is obligated to make pursuant to Section 9.2(b).  Tenant agrees to reasonably cooperate in the coordination and supervision of such maintenance and repairs and by Landlord. Landlord shall also be responsible for replacement and overlays of driveways and parking lots.  Except as expressly required by this Section 9.2, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations of any kind in or on the Premises.  Except for the repair and maintenance items specified in Section 9.2(a)(i), (ii), (iii) and (iv), it is an express condition precedent to all obligations of Landlord to repair, maintain or replace any portion of the Premises that Tenant notify Landlord in writing of the need for such maintenance, repair or replacement.

(b)                                 The provisions of this Article IX are subject to the provisions of Article XII and Article XIII hereof.  At all times during the Term of this Lease, Tenant shall keep and maintain all portions of the Premises in a good condition and state of repair, excepting only ordinary wear and tear, and repairs and replacements Landlord is obligated to make pursuant to Section 9.2(a) hereof.  Tenant shall make any and all additions to and all alterations and repairs in, on and about the Premises which may be required by, and shall otherwise observe and comply with, all public laws, ordinances and regulations from time to time applicable to the Premises.  Except for the negligence or willful misconduct of Landlord and without limiting the generality of the foregoing, Tenant will (i) keep the interior and exterior of the Premises, together with all electrical, plumbing, heating, ventilating, air-conditioning, and other mechanical systems and installations therein, and all nonload-bearing walls, in good order and repair, including normal and customary preventive maintenance, and, except as required of Landlord pursuant to Section 9.2(a) hereof, will make all replacements from time to time required at its expense, (ii) maintain the grounds around the Improvements, including the mowing of grass, care of shrubs and general landscaping, (iii) notwithstanding anything herein to the contrary, except for Landlord’s repair obligations and normal wear and tear, repair any damage to the roof, load bearing walls and foundations of the Premises, to the driveways and parking lots and to Building Systems (as defined below) caused or permitted by Tenant or its employees, invitees, contractors and agents and (iv) take no action to invalidate any warranty relating to the roof or any other portion of the Improvements.

The cost of maintenance, repairs and replacements to be performed by Tenant pursuant to this Section 9.2(b) shall be borne by Tenant, except that with respect to the maintenance, repair and replacement of any plumbing, HVAC, mechanical, electrical and fire protection systems existing within the Building as of the Turnover Date (“Premises Systems”), Landlord shall bear the costs thereof to the extent such costs exceed a cumulative total of $10,000.00 per Rental Year (“Tenant’s Annual Systems Cost”).  Any portion of the Tenant’s Annual Systems Cost not expended during any Rental Year shall be carried over and added to the Tenant’s Annual Systems Cost for subsequent Rental Years (such combined total being the “Tenant’s Total Systems Cost”).  In the event the cost of maintenance, repair and replacement of the Premises Systems in any Rental Year exceeds the then-current Tenant’s Total Systems Cost, Landlord shall promptly pay such excess (“Landlord’s Systems Cost”).  At the end of each subsequent Rental Year, Tenant shall repay Landlord for such Landlord’s Systems Cost incurred, in an amount not to exceed the unexpended portion of the Tenant’s Total Systems Cost, if any, for such subsequent Rental Year.  Any such repayment by Tenant to Landlord of Landlord’s Systems Costs incurred shall be made within fifteen (15) days after the end of each subsequent Rental Year until the earlier of full repayment to Landlord or the expiration of the Term (or Renewal Term, if applicable).  If the Term or any Renewal Term expires and Landlord shall not be fully reimbursed, Tenant shall have no further obligation for repayment of any remaining balance of Landlord’s Systems Costs.  Tenant and Landlord each acknowledge that any individual maintenance, repair or replacement of a Premises System, the cost of which is equal to or less than $500.00, shall not be included in the $10,000.00 Tenant’s Annual System Costs.

Tenant shall not be entitled to reimbursement from Landlord for maintenance, repair or replacement of a Premises System unless such maintenance, repair or replacement is reasonably necessary and in accordance with prudent and reasonable commercial standards to maintain such systems in good working condition (“Qualified Maintenance”).  For any maintenance, repair or replacement to any Premises Systems which Tenant intends to include in the $10,000.00 Tenant’s Annual System Costs, Tenant shall deliver to Landlord written notice thereof, together with a reasonably detailed description (or plans and specifications, if available) of such maintenance, repairs or replacements.  Landlord shall have twenty (20) days following the date of receipt of such notice and description (or plans and specifications) to notify Tenant in writing whether Landlord agrees that the proposed maintenance, repair or replacement constitutes Qualified Maintenance.  If Landlord fails to timely provide such notice, the improvements shall be deemed Qualified Maintenance.  If Landlord timely objects to all or any portion of the maintenance, repair or replacement as being Qualified Maintenance (“Disapproval Notice”), and if Landlord and Tenant cannot agree within ten (10) days after receipt by Tenant of the Disapproval Notice regarding whether the improvements constitute Qualified Maintenance, Tenant shall be entitled, within ninety (90) days after the expiration of such (10) day period, to commence arbitration to determine whether the maintenance, repairs or replacement constitutes Qualified Maintenance.  The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association.

(c)                                  Tenant will surrender the Premises at the expiration of the Term or at such other time as it may vacate the Premises in as good condition as when received, excepting only ordinary wear and tear, damage by insured casualty and repairs and replacements  Landlord is obligated to make pursuant hereto.  In the event Tenant fails to perform its maintenance and repair obligations as set forth in Section 9.2(b), Landlord may, but shall not be obligated to, after providing Tenant with thirty (30) days written notice and the right to cure, do so and the cost of same shall be Additional Rental payable to Landlord within thirty (30) days following demand therefor.

(d)                                 Within thirty (30) days following receipt of notice from Tenant to Landlord under Section 9.2(a) that maintenance or repair by Landlord is required, Landlord shall either commence the maintenance, repair or replacement or shall notify Tenant of Landlord’s objections thereto (“Objection Notice”).  If Tenant disagrees with Landlord’s objections, Tenant shall notify Landlord in writing within ten (10) days after receipt of Landlord’s objections (“Disagreement Notice”).  If Tenant shall fail to timely provide the Disagreement Notice, Landlord shall not be obligated to perform any of the repair, maintenance or replacement items objected to by Landlord and all such maintenance, repair, or replacement items shall be performed by Tenant at Tenant’s cost.  If Tenant timely provides the Disagreement Notice and if Tenant and Landlord cannot resolve any such disagreement within fifteen (15) days after receipt by Landlord of Tenant’s Disagreement Notice (“Resolution Period”), Tenant shall be entitled, within fifteen (15) days after the Resolution Period, to commence arbitration to determine whether Landlord is obligated to perform such maintenance, repair or replacement under the terms of this Lease.  The arbitration shall be conducted under the commercial arbitration rules of the American Arbitration Association.  If the arbitrator shall determine that Landlord is obligated under the Lease to perform such maintenance, repairs or replacement, Landlord at Landlord’s cost shall promptly commence and diligently prosecute to completion any maintenance, repairs or replacement determined by the arbitrator to be the responsibility of Landlord.  Any maintenance, repairs or replacement determined by the arbitrator not to be the responsibility of Landlord under this Lease shall be promptly commenced and diligently prosecuted to completion by Tenant, the cost of which shall be paid by Tenant.  If the arbitrator shall determine that all or a portion of the maintenance, repairs or replacement is to be performed by Landlord and Landlord shall fail to perform such maintenance, repairs or replacement as required herein, Tenant shall be entitled to perform such maintenance, repairs or replacement and Landlord shall be obligated to pay Tenant’s reasonable out-of-pocket costs of such maintenance, repairs or replacement within thirty (30) after receipt of an invoice therefore.  Failure of Landlord to reimburse Tenant within such thirty (30) day period shall entitle Tenant to withhold all future Rental coming due until the cost of such maintenance, repairs or placement shall be paid in full, together with interest at the Default Rate from the date of expenditure.  Notwithstanding anything to the contrary herein, in the event the need for such maintenance, repairs or replacement constitutes an imminent threat of harm to persons or damage to property, then Tenant may perform the same if Landlord has not commenced and diligently prosecuted to completion such maintenance, repair or replacement in time to prevent to such harm or damage.  Thereafter, if Tenant believes such maintenance, repairs or replacement is the responsibility of Landlord, Tenant shall so notify Landlord, and the objection, arbitration and setoff provisions provided for above shall apply.

SECTION 9.3                                             Alterations.

Tenant will not make any alterations, renovations, improvements or other installations in, on or to the Premises or any part thereof that would alter or change any of the structural components or aspects of the Premises (“Structural Alterations”) without Landlord’s prior written approval thereof, which approval Landlord will not unreasonably withhold, condition or delay; provided, however, that Landlord may condition Landlord’s approval on Tenant’s agreement that Tenant, at the expiration or termination of this Lease, at Tenant’s cost, remove all Structural Alterations, repair all damage to the Premises caused by the installation or removal of such Structural Alteration and restore all structural components removed by Tenant.  Tenant shall have the right to make any other alterations without obtaining the consent of Landlord but shall make them in a good and workmanlike manner in accordance with all applicable laws, rules and codes and all other valid requirements of appropriate governmental authorities.  Unless Landlord at the time of approval shall require removal thereof, all Structural Alterations shall become a part of the Improvements and the property of Landlord upon expiration or other termination of this Lease.  All non-structural alterations to the Premises shall become the property of Landlord at the expiration or other termination of the Lease; provided, however, that Landlord at Landlord’s option may require Tenant at Tenant’s cost to remove some or all non-structural alterations and to restore and repair any damage caused by such removal.  Upon Tenant’s written request at any time not more than six (6) months before the expiration of the Term, Landlord shall notify Tenant in writing of whether Landlord elects to cause the removal by Tenant of some or all of Tenant’s non-structural alterations.

SECTION 9.4                                             Tenant Liens.

Tenant will not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to or requested by Tenant or Tenant’s contractor’s agents or employees or claimed to have been furnished to Tenant or Tenant’s contractor’s agents or employees in connection with work of any character performed or claimed to have been performed on the Premises, by or at the direction or sufferance of Tenant and will cause all such liens to be removed as provided in Section 7.1 hereof.

ARTICLE X
UTILITIES

SECTION 10.1                                      Water, Gas, Electricity, Telephone, and Sanitary Sewer.

To Landlord’s knowledge, at the Turnover Date and except as disclosed to Tenant in writing, the facilities necessary to enable Tenant to obtain water, gas, electricity, telephone and sanitary sewer service for the Premises will be in good working condition. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such utilities are supplied to, distributed in or serve the Premises. Subject to obtaining Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), Tenant may, at its expense, install any additional utility facilities, which facilities shall, at Landlord’s option become Landlord’s property or removed at the expiration or other termination of the Lease as provided in Section 9.3 relating to non-structural alterations. Tenant shall be solely responsible for and promptly pay, as and when the same become due and payable, all charges for water, sanitary sewer, gas, electricity, telephone and any other utility used or consumed in the Premises during the Term.

ARTICLE XI
INSURANCE; INDEMNIFICATION

SECTION 11.1                                      Indemnity by Tenant.

Tenant shall indemnify, hold harmless and defend Landlord from and against, and Tenant waives against Landlord all claims for, any and all claims, actions, damages, liability and expense, including, but not limited to reasonable attorneys’ and other professional fees actually incurred, in connection with or caused by any breach or default by Tenant hereunder or arising from or out of any use, occupancy, operation, management, control or activity on or involving the Premises during the Term (other than claims or liabilities that result from Landlord’s negligence or willful misconduct), whether in tort or in contract, by any criminal activity on or about the Premises or otherwise.  The provisions of this paragraph are subject to the provisions of Article XII and Article XIII of this Lease and shall survive the expiration or other termination of this Lease.

SECTION 11.2                                      Tenant’s Insurance.

Tenant shall procure and maintain, and pay all premiums, fees and charges and deductibles for the purpose of procuring and maintaining continuously throughout the Term subsequent to the Turnover Date:

(a)                                  insurance on the Improvements and Tenant’s personal property and inventory located in the Premises against loss or damage by fire or other casualty, with endorsements providing what is commonly known as “all-risk” fire and extended coverage, vandalism and malicious mischief insurance, in an amount equal to the full replacement cost thereof, with a deductible of no greater than Fifty Thousand and No/100 Dollars ($50,000.00). Tenant shall maintain insurance coverage adequate to prevent Tenant from becoming a co-insurer of the Improvements;

(b)                                 combined single limit general liability insurance, including, but not limited to, insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, for each occurrence, of not less than Two Million and No/100 Dollars ($2,000,000.00) with respect to personal injury or death, and One Million and No/100 Dollars ($1,000,000.00) with respect to property damage; and

(c)                                  Tenant shall require any contractor performing work on the Premises to carry and maintain, at no expense to Landlord, worker’s compensation insurance as required by statute.

SECTION 11.3                                      Tenant’s Insurance Policies.

All liability, casualty and other insurance and policies of insurance referred to in Section 11.2 shall include Landlord and Landlord’s Mortgagee, if any, as additional insureds and loss payees (other than as relates to Tenant’s personal property, equipment and inventory located at the Premises), shall insure Landlord against liability arising out of Tenant’s negligence or the negligence of any other person, firm or corporation and shall cover any liability of Tenant that may arise through any indemnity given by Tenant in this Lease.  All policies procured hereunder shall be under standard form policies issued by insurers of recognized responsibility, rated A-XII or better by Best’s Insurance Rating Service and with carriers qualified to do business in North Carolina. Evidence of such insurance, together with copies of all insurance policies required hereunder, shall be delivered to Landlord prior to the Turnover Date, and thereafter not less than thirty (30) days prior to the expiration thereof, and shall provide that such policy may not be canceled or modified except upon not less than thirty (30) days prior written notice to Landlord. If Tenant fails to procure and maintain the insurance required by this Article XI, in addition to all other remedies of Landlord, Landlord shall have the right to do so, without notice to Tenant if Landlord discovers that insurance coverage has lapsed, and the cost of same shall be Additional Rental payable to Landlord hereunder within thirty (30) days of demand therefore with interest thereon at the Default Rate.  Tenant will deliver certificates of all insurance required hereunder to Landlord before the Turnover Date and thereafter throughout the Term at least thirty (30) days prior to expiration of each such policy.  Landlord shall have the right from time to time, but not more often than once in any three year period to require reasonable increases in the coverages of insurance hereunder.

SECTION 11.4                                      Waiver of Subrogation.

Tenant hereby waives any and all rights of recovery, claim, action or cause of action against Landlord, its agents, employees, officers, partners, servants, shareholders, members or managers for any loss or damage that may occur to the Premises or any personal property located therein arising by reason of fire, the elements or any cause which could be insured against under the terms of a standard “all-risk” fire and extended coverage insurance policy, regardless of cause or origin.  Landlord hereby waives any and all rights of recovery, claim, action or cause of action against Tenant, its agents, employees, officers, partners, servants, shareholders, members or managers for any loss or damage that may occur to the Premises or any personal property located therein arising by reason of fire, the elements or any cause to the extent insured against under the terms of the “all-risk” fire and extended coverage insurance policy obtained by Tenant, regardless of cause or origin.  Tenant agrees to have the insurance policies obtained pursuant to this Lease endorsed to effect the terms of this Section 11.4 and shall forward copies of the same to Landlord.

SECTION 11.5                                      Insurance Proceeds.

All insurance proceeds or awards payable under any casualty or rental loss insurance (except insurance proceeds for damage to Tenant’s trade fixtures, equipment and personal property) shall be payable solely to Landlord, and Tenant shall have no interest therein.

ARTICLE XII
DAMAGE AND DESTRUCTION

SECTION 12.1                                      Landlord’s Repair upon Casualty.

(a)                                  If, during the Term of this Lease, the Improvements shall be damaged or destroyed by fire or other casualty, then Tenant shall, subject to the provisions hereof, repair and restore the Improvements.  All such repair and restoration of the Premises shall be in accordance with the disbursement terms and conditions (including plan approval) imposed by Landlord’s Mortgagee, if any.  If no Event of Default by Tenant exists and if, within the later to occur of (i) sixty (60) days after the date insurance proceeds are received by Landlord or Landlord’s Mortgagee and (ii) one hundred twenty (120) days after the date of any such casualty, Landlord’s Mortgagee fails to make insurance proceeds available under the terms of the mortgage documents between Landlord and Landlord’s Mortgagee, and Landlord does not elect within twenty (20) days thereafter to pay for the repair or restoration of the Improvements, then this Lease shall automatically terminate effective as of the date of casualty and neither party shall have any further obligations hereunder.  Notwithstanding anything to the contrary contained in this Lease, if the Premises are damaged or destroyed in the last six (6) months of the Term, unless Tenant elects, or has elected, to extend the Term for the next Renewal Term, either Tenant or Landlord may elect to terminate this Lease by written notice to the other, which notice shall be given on or before the date that is thirty (30) days after such damage or destruction.

(b)                                 Notwithstanding the provisions of Section 12.1(a), if insurance proceeds are unavailable because of Tenant’s failure to maintain insurance pursuant to the terms hereof, default by Tenant hereunder or Tenant’s use of the Premises, then Tenant shall have no right to terminate this Lease and Tenant shall repair or restore the Premises at its cost and expense.  Tenant acknowledges that Landlord and Landlord’s Mortgagee, if any, shall have the right to review and approve all plans and specifications for the Improvements to be repaired or restored pursuant to the terms hereof, and may impose such requirements as are reasonable and customary for construction of that type in Mecklenburg County, North Carolina.  Landlord or Landlord’s Mortgagee shall be entitled to hold all insurance proceeds and disburse such proceeds pursuant to reasonable construction disbursement procedures.  Unless otherwise agreed by the parties hereto, to the extent possible and practical, the Improvements shall be rebuilt and restored as nearly as possible to the specifications existing immediately prior to the casualty, with such changes therein as are necessitated by Landlord’s Mortgagee, if any, or applicable governmental rules and regulations in a good and workmanlike manner and in accordance with applicable laws, rules and codes.  To the extent the cost of rebuilding or restoration exceeds the amount of insurance proceeds received and Tenant is obligated to rebuild and restore pursuant to the provisions of this Section 12.1 (or agrees with Landlord to rebuild and restore), then Tenant shall contribute the difference.  Landlord shall cooperate with Tenant in connection with any repair and restoration of the Premises and the same shall be completed with due diligence and commenced and completed within a reasonable time after the damage or loss occurs.  Annual Basic Rental and all other Rental hereunder shall not abate while the Improvements are being repaired or restored, unless Tenant has procured rent loss insurance reasonably acceptable to Landlord and such insurance pays the Rental that otherwise would be paid by Tenant hereunder, and in that event Rental hereunder shall abate only to the extent of insurance proceeds received by Landlord.

(c)                                  In the event the Improvements cannot be rebuilt, restored or repaired because of prohibitions contained in then applicable zoning or other governmental rules and regulations, then all proceeds payable on account of such casualty shall be paid to the parties and Landlord’s Mortgagee, as their respective interests appear, this Lease shall terminate as of the date of casualty, and neither party shall have any further right or obligation to the other hereunder except as otherwise provided herein.

ARTICLE XIII
CONDEMNATION

SECTION 13.1                                      Termination of Lease.

In the event all or any portion of the Premises shall be acquired for any public or quasi-public use through taking by condemnation, eminent domain or any similar proceeding, or purchase in lieu thereof (a “Taking”), such that Tenant determines in its reasonable discretion that the Premises cannot continue to be operated for its then current use with reasonably sufficient parking and vehicular access and in a commercially reasonable manner, then the Term shall cease and terminate as of the date the condemning authority takes title or possession to the affected portion of the Property, whichever first occurs.

SECTION 13.2                                      Continuation of Lease.

If Tenant reasonably determines after a Taking that the Premises can continue to be operated for its then current use with sufficient parking, then this Lease shall remain in full force and effect in accordance with its terms, except that the Annual Basic Rent shall be, in the case where any portion of the Improvements has been taken, equitably reduced.

SECTION 13.3                                      Apportionment of Award.

In the event of any Taking, whether whole or partial, Landlord shall be entitled to receive the entire award for the Taking of the Land and any Improvements, and Tenant shall be entitled to receive any specific allocation for Tenant’s personal property and equipment, loss, disruption and relocation of Tenant’s business and for the value of Tenant’s leasehold estate excluding any Renewal Terms; provided, however, that if the total award for any Taking (excluding any award for Tenants personal property, equipment and disruption and relocation of Tenant’s business) is less than $100,000.00, Landlord shall be entitled to all of such award.  The provisions of this Section 13.3 shall survive any termination of this Lease.

ARTICLE XIV
ASSIGNMENT AND SUBLEASING

SECTION 14.1                                      Landlord’s Consent.

Tenant may not sublet the Premises, assign its interest in this Lease nor mortgage its interest in the Lease (each a “Transfer”) without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, however, Tenant may sublet the Premises or assign its interest in this Lease to an Affiliate or to any person acquiring all, or substantially all, operating assets of Tenant without Landlord’s consent. No assignment, subletting or hypothecation of any interest in this Lease shall release Tenant from its liability under this Lease, which shall continue as primary joint and several liability with Tenant’s assignee, subtenant or other transferee and not as a surety or guarantor. Each assignee shall assume jointly and severally with Tenant all obligations of Tenant hereunder, which assumption shall be in form and content reasonably acceptable to Landlord and delivered to Landlord concurrent with, and as a condition to, such assignment. Tenant shall be entitled to keep any and all sublease or assignment profits. Tenant shall only be entitled to mortgage or otherwise pledge or assign as security (each a “Mortgage”) Tenant’s interest in this Lease pursuant to a first priority Mortgage, securing a loan to Tenant from an institutional lender with a payment term not longer than the remaining Lease Term, securing only Tenant’s interest in the leasehold and/or Tenant’s personal property. No mortgage by Tenant shall i) encumber any of Landlord’s right, title or interest in this Lease or the Premises, ii) modify or amend this Lease or iii) otherwise affect Landlord’s right hereunder.

SECTION 14.2                                      Transfer of Interest.

If Tenant is a corporation, partnership or other business entity, the merger or consolidation of Tenant with any other entity, the issuance of any additional stock or ownership interest, the conversion or change of Tenant from one type of business entity to another, and/or the transfer, assignment or hypothecation of any stock or ownership interest in such entity in the aggregate in excess of twenty-five percent (25%) of such interests to a party other than an Affiliate of Tenant, as Tenant may be constituted as of the date of this Lease, whether directly or indirectly, shall be deemed to be a Transfer within the meaning of this Section 14.

ARTICLE XV
DEFAULT

SECTION 15.1                                      “Event of Default” Defined.

Any one or more of the following events shall constitute an “Event of Default”:

(a)                                  Any attachment or execution on all or any portion of the Premises or similar legal process not released within sixty (60) days; or if Tenant is adjudicated as bankrupt or insolvent under any State bankruptcy or insolvency law or an order for relief is entered against Tenant under the Federal Bankruptcy Code and such adjudication or order is not vacated within sixty (60) days.

(b)                                 The commencement of a case under any chapter of the Federal Bankruptcy Code by or against Tenant or the filing of a voluntary or involuntary petition proposing the adjudication of Tenant as bankrupt or insolvent, or the reorganization of Tenant, or an arrangement by Tenant with its creditors, unless the petition is filed or case commenced by a party other than Tenant and is withdrawn or dismissed within sixty (60) days after the date of the filing.

(c)                                  The admission by Tenant of its inability to pay its debts when due.

(d)                                 The appointment of a receiver or trustee for the business or property of Tenant unless such appointment shall be vacated within sixty (60) days of its entry.

(e)                                  The making by Tenant of a general assignment for the benefit of its creditors, or, except as permitted pursuant to Section 14.1, if in any other manner Tenant’s interest in this Lease shall pass to another by operation of law.

(f)                                    The failure of Tenant to pay any Rental or other sum of money within fifteen (15) days after the same is due.

(g)                                 Default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

SECTION 15.2                                      Remedies.

Upon the occurrence and during the continuance of any Event of Default, Landlord, without notice to Tenant in any instance, may do any one or more of the following:

(a)                                  Perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rental and shall be payable by Tenant to Landlord within ten (10) days after demand therefor;

(b)                                 Terminate this Lease and, pursuant to summary process, reenter an repossess the Premises and remove Tenant and each and every occupant therein and all of Tenant’s personalty, trade fixtures and apparatus and be entitled to recover as damages a sum of money equal to the sum of (i) the cost of recovering the Premises, (ii) all accrued and unpaid Rental, together with interest thereon at the Default Rate and (iii) all other damages incurred by Landlord and available hereunder or at law or equity.

(c)                                  Without terminating this Lease, terminate Tenant’s right of possession to the Premises, and, pursuant to summary process, reenter and repossess the Premises and remove Tenant and each and every occupant therein and all of Tenant’s personalty, trade fixtures and apparatus. In the event of reentry by Landlord, Tenant shall be liable to Landlord for losses actually sustained, including, but not limited to, the cost of cleaning the Premises and the costs of preparing the same for reletting to other tenants incurred reasonably and in good faith, and including reasonable attorneys’ fees actually incurred. No reentry by Landlord, however, or any other action by Landlord shall constitute an acceptance of surrender by Tenant, it being understood that such acceptance or surrender can be affected only by the written agreement of Landlord and Tenant; and

(d)                                 Without limiting the foregoing, exercise any legal or equitable right or remedy which it may have under this Lease or at law or equity.

Notwithstanding the provisions of clause (a) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (a) without any notice to Tenant if Landlord, in its reasonable, good faith judgment, believes it would be irreparably injured by failure to take rapid action or if Landlord reasonably believes that the unperformed obligation or pending actions by Tenant will result in immediate and substantial harm to person or property.  Notwithstanding anything in this Lease to the contrary, Landlord shall not have the right to place liens or encumbrances on Tenant’s personal property and fixtures, and Landlord hereby waives any and all liens and encumbrances against Tenant’s personal property and fixtures.  Landlord further agrees, upon request of Tenant, to execute a customary landlord’s waiver and consent for the benefit of Tenant and any lender of Tenant.

Any costs and expenses incurred by either party (including, without limitation, reasonable attorneys’ fees actually incurred) in enforcing any of its rights or remedies under this Lease shall, in the case of sums due Landlord, be deemed Additional Rental and shall, in all cases, be repaid to the party entitled to the same within ten (10) days of demand therefor and shall bear interest from the date due until paid at the Default Rate.

SECTION 15.3                                      Damages.

(a)                                  If Tenant’s right of possession under this Lease is terminated by Landlord pursuant to Section 15.2, Tenant shall remain liable for any Rental and its other obligations under this Lease.  Tenant shall also pay to Landlord, together with interest thereon at the Default

Rate, (i) all reasonable costs, fees and expenses including, but not limited to, reasonable attorneys’ fees actually incurred, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in reletting the Premises to others from time to time and (ii) additional damages, which shall be in an amount or amounts equal to the Rental due hereunder during the remainder of the Term, less all sums received by Landlord from any reletting of the Premises and iii) all other damages incurred by Landlord and available at law or equity.

(b)                                 If Tenant’s right of possession under this Lease is terminated pursuant to Section 15.2, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof, alone or together with other premises, for such term or terms (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions as Landlord may reasonably determine are appropriate in the then-current rental market.

SECTION 15.4                                      Assignment in Bankruptcy.

In the event of an assignment by operation of law under the Federal Bankruptcy Code, or any State bankruptcy or insolvency law and Landlord elects not to terminate or is stayed from termination of Tenant’s rights of possession under this Lease, the assignee shall provide Landlord with adequate assurance of future performance of all of the terms, conditions and covenants of the Lease, which shall include, but which shall not be limited to, assumption of all the terms, covenants and conditions of the Lease by the assignee and the making by the assignee of the following express covenants to Landlord:

(a)                                  That assignee has sufficient capital and financial viability to pay the Rental and other charges due under the Lease for the entire Term; and

(b)                                 That assumption of the Lease by the assignee will not cause Landlord to be in violation or breach of any provision in any financing agreement.

ARTICLE XVI
SUBORDINATION AND ATTORNMENT

SECTION 16.1                                      Subordination.

(a)                                  Unless a Mortgagee shall otherwise elect as provided in Section 16.2 of this Lease, and subject to Tenant’s right of non-disturbance set forth in Section 16.4 below, Tenant’s rights under this Lease are and shall remain subject and subordinate to the operation and effect of any mortgage, deed of trust or other security instrument constituting a lien upon the Premises, whether the same shall be in existence at the date hereof or created hereafter, any such mortgage, deed of trust or other security instrument being referred to herein as a “Mortgage” and the party or parties having the benefit of the same, whether as mortgagee, trustee or note holder, being referred to herein as a “Mortgagee”.

(b)                                 Tenant agrees, within ten (10) business days after a request therefor, to execute any instrument or instruments reasonably necessary or desirable to effectuate its agreement to subordinate its interest to the interest of any Mortgagee, proved that such subordination shall be subject to the non-disturbance requirements described in Sections 16.3 and 16.4 below.

SECTION 16.2                                      Mortgagee’s Unilateral Subordination.

If a Mortgagee shall elect by notice to Tenant or by the recording of a unilateral declaration of subordination, then this Lease and Tenant’s rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage.

SECTION 16.3                                      Attornment.

If any person shall succeed to all or part of Landlord’s interest in the Premises, whether by purchase, refinance, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, such successor in interest shall not disturb Tenant’s interest in or possession of the Premises pursuant to the terms of this Lease, Tenant shall attorn to such successor in interest and shall, within ten (10) business days after a request therefor, execute such agreement in confirmation of such attornment as such successor in interest shall reasonably request; provided, however, that no Mortgagee or successor in interest to Landlord by reason of foreclosure or deed in lieu of foreclosure shall be (i) bound by any payment of Rental more than one (1) month in advance; (ii) bound by any amendments or modifications of this Lease made after the date of such Mortgage without the consent of the Mortgagee or (iii) liable for any act or omission of a prior landlord hereunder unless and to the extent such act or omission shall be continuing in nature and shall have continued after the date of foreclosure or deed in lieu of foreclosure.

SECTION 16.4                                      Non-Disturbance.

So long as no Event of Default shall exist, this Lease shall remain in full force and effect for the full Term hereof, and Tenant’s occupancy of the Premises and tenancy under this Lease shall not be disturbed by any foreclosure proceeding, by any deed in lieu of foreclosure or other such transfer, or by any breach or termination of the ground lease or other agreement by and between (Olds and La Gatta (or any other parties comprising Landlord), and any subordination set forth in Section 16.1 is made subject to Tenant’s non-disturbance rights under this Section 16.4.  Landlord shall exercise diligent, good faith efforts to cause any current or future Mortgagee to execute and deliver a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to all parties, as soon as reasonably possible after the execution hereof.

ARTICLE XVII
NOTICES

SECTION 17.1                                      Sending of Notices.

All notices and communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered in person; (b) on the date placed with a nationally recognized overnight delivery service, such as Federal Express; (c) on the date deposited in the United States mail if sent by registered or certified mail, postage prepaid; or (d) on the date sent by electronically-confirmed facsimile transmission.  All such notices and communication shall be properly addressed as follows:

If to Landlord:	Olds Properties Corporation
c/o Olds Securities
Attn: Helene Funk
150 East 57th Street, Suite 16-E
New York, New York 10022
Facsimile: (212) 832-1665

and to:	John H.O. La Gatta
50 West Liberty Street, Suite 1080
Reno, Nevada 89501
Facsimile: (775) 785-2245

with a copy to:	Lionel Sawyer & Collins
Attn: Gary Duhon, Esq. and Craig Etem, Esq.
1100 Bank of America Plaza
50 West Liberty Street
Reno, Nevada 89501
Facsimile: (775) 788-8682

If to Tenant:	Warner Electric Company
Attn: General Counsel
997 Lenox Drive, Suite 111
Lawrenceville, New Jersey 08648
Facsimile: (609) 896-7633

with a copy to:	Moore & Van Allen PLLC
Attn: Bryan P. Durrett, Esq.
100 North Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
Facsimile: (704) 339-5843

If sent by one of the herein-described means, notices shall be deemed received: (w) on the date delivered if given by personal delivery; (x) one (1) business day after being placed with a nationally recognized overnight delivery service; (y) three (3) business days after being deposited in the United States mail service; or (z) on the following business day if sent by electronically-confirmed facsimile transmission.

Either party may at any time change its notice address (including its facsimile number) by sending a written notice to that effect by one of the above-described means to the other party stating the change and setting forth the new address or number.

ARTICLE XVIII
QUIET ENJOYMENT

SECTION 18.1                                      Warranty.

Subject only to applicable laws (including zoning laws), Landlord warrants that it has full right and authority to lease the Premises upon the terms and conditions herein set forth; and Tenant, upon paying the Rental and upon Tenant’s performance of all of the terms, covenants and conditions of this Lease on its part to be kept and performed, may quietly have, hold and enjoy the Premises during the Term of this Lease without disturbance from Landlord or from any other person claiming through Landlord.

ARTICLE XIX
RIGHT OF FIRST OFFER AND RIGHT OF FIRST REFUSAL

SECTION 19.1                                      Right of First Offer.

If at any time during the Term, Landlord desires to market for sale or transfer any or all of the Premises other than to an Affiliate, Landlord shall first provide written notice to Tenant of its intention to do so, which notice shall constitute an offer of purchase and sale for the Premises, or portion thereof, to Tenant (the “First Offer Notice”).  The First Offer Notice shall contain the terms and conditions upon which Landlord intends to offer the Premises for sale or assign its interest therein, including purchase price, closing date (which shall not be earlier than forty five (45) days after acceptance) and other material business terms.  Upon receipt of the First Offer Notice, Tenant shall have thirty (30) business days (the “Acceptance Period”) to determine whether the terms and conditions contained therein are acceptable to Tenant and to accept the offer of purchase and sale or to negotiate an agreement with Landlord for the purchase and sale of the Premises upon such other terms and conditions as are acceptable to the parties.  If the terms and conditions contained in the First Offer Notice are acceptable to Tenant, Tenant shall so indicate by providing written notice thereof to Landlord prior to expiration of the Acceptance Period.  In the event the terms and conditions contained in the First Offer Notice are unacceptable to Tenant, and Landlord and Tenant are unable to reach agreement on other terms and conditions acceptable to both parties prior to expiration of the Acceptance Period, Landlord shall be free to market and sell or transfer the Premises to other persons for a purchase price not less than the purchase price set forth in the First Offer Notice and on other terms not materially more favorable to the purchaser than those set forth in the First Offer Notice.  In the event Landlord does not consummate a sale or other transfer of the Premises in accordance with the terms of the First Offer Notice within one (1) year following the date of such First Offer Notice, Landlord shall again be obligated to provide a new First Offer Notice to Tenant pursuant to this Section 19.1 prior to Landlord continuing (or again, if applicable) seeking, soliciting or entertaining any offer to purchase, sell or transfer all or any portion of the Premises other than to an Affiliate.  If Landlord does consummate a sale or other transfer of the Premises in accordance with the terms of the First Offer Notice, or to an Affiliate, such sale or transfer shall be subject to the terms and provisions of this Lease; provided, however, upon consummation of a bona fide, arms’ length sale or transfer of the Premises to a party other than an Affiliate, Tenant’s rights pursuant to this Section 19.1 shall no longer apply with respect to any subsequent offers to purchase, sell or transfer all or any portion of the Premises by the then-owner of the Premises.

In addition to the assignment by Landlord of its interest in the Premises to a third party, the following event shall also constitute an assignment which subjects the Improvements to the terms of this Section 19.1 and for which a First Offer Notice is required: part or all of the ownership interests in any entity to which La Gatta shall convey title to the Improvements shall in any one or more instances be issued, or transferred by sale, assignment, conveyance, operation of law (including, but not limited to, transfer as a result of or in conjunction with any merger, reorganization or recapitalization) or other disposition, or otherwise changed, so as to result in less than fifty-one percent (51%) of such ownership interests being owned individually or collectively by La Gatta and/or an Affiliate of La Gatta.

SECTION 19.2                                      Right of First Refusal.

In the event Landlord desires to sell the Premises at any time during the Term other than to an Affiliate, except for any sale or transfer to third parties by Landlord allowed under Section 19.1, Tenant shall have a right of first refusal to acquire the Premises for the purchase price and on substantially the same other reasonable terms and conditions as contained in any bona fide offer (an “Offer”) to purchase the Premises.  Landlord shall promptly notify Tenant upon receipt of an Offer, which notification shall contain a true and complete copy of the Offer.  Tenant may exercise such right by providing Landlord with written notice of its intent to acquire the Premises within thirty (30) business days after Tenant’s receipt of the notification and copy of the Offer.  In the event Tenant fails to exercise its right of first refusal within such thirty (30) business day period, Landlord shall be free to sell the Premises in accordance with the terms and conditions of the Offer.  Notwithstanding the sale of the Premises, the Right of First Offer described in Section 19.1 above shall survive the closing of such sale, and Tenant shall retain the Right of First Offer to acquire the Premises for the Term of the Lease.  For purposes of this Section 19.2, a bona fide offer shall mean a legitimate, written offer containing terms and conditions acceptable to Landlord from a prospective buyer that is ready, willing and able to acquire the Premises on such terms and conditions.

ARTICLE XX
MISCELLANEOUS

SECTION 20.1                                      Estoppel Certificates.

At any time and from time to time, within ten (10) days after request therefor from the other party, Landlord or Tenant will execute, acknowledge and deliver to the other, and to such Mortgagee, buyer or other third party as may be designated in the request, a certificate in reasonable form with respect to the matters relating to this Lease or the status of performance of obligations of the parties hereunder as may be reasonably requested.

SECTION 20.2                                      Inspections and Access by Landlord.

So long as Landlord does not unreasonably interfere with Tenant’s operations, Tenant will permit Landlord, its agents, employees, contractors, lenders, buyers and tenants (subject to the condition below) to enter the Premises upon not less than 24 hours prior written notice, and then only during Tenant’s normal business hours, to inspect the same, to post notices of non-responsibility, and to enforce or carry out any provision of this Lease, including, without limitation, any access necessary for the making of any repairs and other reasonable business purposes; provided that, i) in an emergency situation, such access shall be at any time upon Landlord’s oral request, and ii) Landlord shall be entitled to show the Premises to prospective tenants only during the last twelve (12) months of the Term and any Renewal Terms, of which showings Landlord shall provide Tenant at least three (3) days prior written notice, which notice shall identify the prospective tenant, and during which showings Tenant shall be entitled to have a representative in attendance, and iii) showing to prospective buyers during the last twelve (12) months of the Term and any Renewal Terms shall require at least three (3) day prior written notice, during which showing Tenant shall be entitled to have a representative in attendance. After Landlord’s notice to Tenant of any showing under this Section 20.2, Landlord and Tenant shall reasonably cooperate to agree on the time or times thereof, which showing(s) may occur one or more times during any period of five (5) consecutive business days.  Thereafter, additional showings to the same party shall require separate notice from Landlord to Tenant as required herein.

SECTION 20.3                                      Memorandum of Lease.

Upon execution of this Lease, the parties hereby agree to execute, acknowledge and deliver for recording purposes a memorandum of lease in substantially the form attached hereto as Exhibit B.  No such memorandum shall include any financial terms of this Lease.  Recording, filing and like charges and any stamp, charge for recording, transfer or other tax shall be paid by Tenant.  In the event of termination of this Lease, within thirty (30) days after written request from Landlord, Tenant agrees to execute, acknowledge and deliver to Landlord an agreement terminating such memorandum of lease of record.  If Tenant fails to execute such agreement within that thirty (30) day period or fails to notify Landlord within that thirty (30) day period of its reasons for refusing to execute such agreement, Landlord is hereby authorized to execute and record such agreement for the sole purpose of terminating the memorandum of lease of record. This provision shall survive any termination of the Lease.

SECTION 20.4                                      Remedies Cumulative.

No reference to any specific right or remedy shall preclude either party from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity.  The foregoing shall in no way relieve or release Tenant from its obligation to pay all Rental, except as expressly permitted by Section 9.2(d) hereof.  No failure by either party to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.  Except for any express written waiver by Landlord as to any breach by Tenant of its obligations under this Lease, no waiver by Landlord as to any breach of Tenant shall affect or alter this Lease in any way whatsoever.

SECTION 20.5                                      Successors and Assigns.

Subject to Section 14.1 hereof, this Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns,

and shall be binding upon and inure to the benefit of Tenant, its successors and assigns.  Upon any sale or other transfer by Landlord of its interest in the Premises and upon the express written assumption of Landlord’s obligations hereunder by the assignee of Landlord’s interest herein, Landlord shall be relieved of all of its obligations arising under this Lease arising after the date of such sale or transfer.

SECTION 20.6                                      Compliance with Laws and Regulations.

Landlord hereby represents and warrants that, to Landlord’s knowledge and except as disclosed to Tenant in writing, as of the Turnover Date the Premises will not be in violation of the provisions of any federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances, including without limitation the Americans With Disabilities Act, as amended and all rules, orders and regulations of the National Board of Fire Underwriters or Landlord’s fire insurance rating organization or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions which apply to the Premises.  After the Turnover Date, subject to Section 20.17 of this Lease, Tenant, at its sole cost and expense, shall comply with and shall cause the Premises to comply with (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances, including without limitation the Americans With Disabilities Act, as amended, affecting the Premises or the use thereof, whether presently existing or enacted after the date hereof, and (b) all rules, orders and regulations of the National Board of Fire Underwriters or Tenant’s fire insurance rating organization or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions which apply to the Premises.

SECTION 20.7                                      Captions and Headings.

The Article and Section captions and headings are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Lease.

SECTION 20.8                                      Broker’s Commission.

Each of the parties (i) represents and warrants that there are no claims for brokerage commissions or finders’ fees in connection with the execution of this Lease for which the other party will be obligated, other than that of Whiteside Industrial Properties (“Broker”), whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and Broker, and (ii) except with respect to Broker, agrees to indemnify the other against, and hold it harmless from, all liability arising from any such claim including, without limitation, attorneys’ fees.

SECTION 20.9                                      No Joint Venture.

Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed.

SECTION 20.10                               No Option.

The submission of this Lease for examination does not constitute a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

SECTION 20.11                               No Modification.

This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein.  No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease.  Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease.  No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein.  This Lease can be modified only by a writing signed by both parties.

SECTION 20.12                               Severability.

If any term or provision, or any portion thereof, of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 20.13                               Third Party Beneficiary.

Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary except rights contained herein for the benefit of a Mortgagee.

SECTION 20.14                               Authority; Good Standing.

Tenant represents and warrants to Landlord that (i) Tenant is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and authorized to do business in the State of North Carolina and (ii) the person executing this Lease on behalf of Tenant is authorized to do so.  Upon the request of Landlord, Tenant shall provide to Landlord a certificate of the Secretary or Assistant Secretary of Tenant stating the officers of Tenant, the specimen signature of the officer of Tenant who will execute this Lease and a resolution of the board of directors of Tenant authorizing the officer of Tenant who will execute this Lease to execute and deliver this Lease on behalf of Tenant.  Landlord represents and warrants to Tenant that (i) Olds is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) the person executing this Lease on behalf of Olds and La Gatta is duly authorized to do so.  Upon the request of Tenant, Landlord shall provide to Tenant a certificate of the Secretary or Assistant Secretary of Olds stating the officers of Olds, the specimen signature of the officer of Olds who will execute this Lease and a resolution of the board of directors of Olds authorizing the officer of Olds who will execute this Lease to execute and deliver this Lease on behalf of Olds.

SECTION 20.15                               Applicable Law.

This Lease and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State of North Carolina.

SECTION 20.16                               Performance of Landlord’s Obligations by Mortgagee.

Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.

SECTION 20.17                               Hazardous Substances.

(a)                                  Except as disclosed on the Tenant’s Questionnaire attached hereto as Exhibit C, Tenant agrees that it shall not store, use, possess, generate, dispose, release, spill or dispose of (collectively “Hazardous Substance Activity”) any Hazardous Substances from, on or under the Premises or knowingly permit any other party to engage in any Hazardous Substance Activity from, on or under the Premises.  Tenant shall cause all of its Hazardous Substance Activity on the Premises during the term to be conducted in accordance with all applicable laws.  Tenant shall indemnify and hold harmless Landlord and Landlord’s officers, members, managers, agents and employees (collectively, the “Landlord Indemnified Parties”) from any claim, demand, liability, damage, loss or expense (including attorneys’ fees and court costs) that Landlord might suffer as a result of any Hazardous Substance Activity of Tenant, any agent of Tenant, or any other person present at the Premises by permission of Tenant (a “Tenant Permittee”), from, on or under the Premises during the Term, except to the extent any such claim, demand, liability, damage, loss or expense is caused by or arises out of (i) any Hazardous Substance Activity by Landlord or any agent of Landlord (a “Landlord Hazardous Substance Activity”), or (ii) any Hazardous Substance Activity occurring prior to the Turnover Date (a “Previous Hazardous Substance Activity”), provided, however, that Tenant shall be responsible to indemnify and hold the Landlord Indemnified Parties harmless from and against any such claim, demand, liability, damage, loss or expense if, and only to the extent, physically caused by Tenant’s knowing or negligent exacerbation of any Landlord Hazardous Substance Activity or Previous Hazardous Substance Activity.  In any action by a Landlord Indemnified Party to enforce Tenant’s obligations hereunder arising out of any Hazardous Substance which is of the same type or nature as the Hazardous Substances, or any constituent element thereof, which are either (a) the subject of the Corrective Action Plan No. 9735209 dated April 16, 1999 that Honeywell International, Inc. is implementing at the Premises (the “CAP”) or (b) identified in the Environmental Site Assessment report for the Premises prepared by Erler & Kalinowski, Inc. and dated January 14, 2003 (the “Phase I”), the burden shall be upon such Landlord Indemnified Party to show that the claim, demand, liability, damage, loss or expense for which indemnity is sought was caused by Tenant’s Hazardous Substance Activity and not by any Landlord Hazardous Substance Activity or Previous Hazardous Substance Activity; provided, however, if Tenant conducted any Hazardous Substance Activity on the Premises involving such Hazardous Substance or a constituent element thereof, the burden of proof shall not be allocated to either Landlord or Tenant pursuant to this paragraph.

Landlord shall indemnify and hold harmless Tenant and Tenant’s officers, members, managers, agents and employees (collectively, the “Tenant Indemnified Parties”) from any claim, demand, liability, damage, loss or expense (including attorneys’ fees and court costs) that any Tenant Indemnified Party might suffer as a result of any Hazardous Substance Activity of Landlord, or any agent of Landlord, from, on or under the Premises during the Term.

The indemnities contained in this Section 20.17(a) shall survive the expiration or earlier termination of this Lease.  “Hazardous Substances” means and includes any of the substances, materials, elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (the “EPA”) and the list of toxic pollutants designated by the United States Congress or the EPA and substances, materials, elements or compounds affected by any other federal, state or local statute, law ordinance, code, rule regulation, order or decree now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, dangerous, restricted or otherwise regulated waste, substance or material, as now or at any time hereafter in effect.  Tenant shall be entitled to modify from time to time as reasonably necessary for the conduct of Tenant’s Permitted Use the Hazardous Substance Activities described on Exhibit C, subject to the prior approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

(b)                                 Tenant shall notify Landlord promptly in the event of any spill or release of Hazardous Material into, on, or under the Premises or the Project, regardless of the source or cause of such spill or release, whenever Tenant knows or suspects that such a spill or release has occurred, and shall promptly notify Landlord of any other breach, violation or default by Tenant of Tenant’s obligations under this Section 20.17.  Tenant shall promptly provide copies to Landlord of all notices, correspondence, claims or other documents received or sent by Tenant or Tenant’s agents, employees or consultants relating to the violation of any environmental law related to the Premises.

(c)                                  Upon twenty-four (24) hour prior notice by Landlord (except in an emergency or to prevent potential exacerbation of any contamination, in which event no prior notice shall be necessary), Tenant shall permit Landlord or Landlord’s agents or consultants to enter upon the Premises and the Project to conduct environmental site assessments and such other examinations, tests, inspections and reviews (including but not limited to geohydraulic survey of soil and subsurface conditions and inspections of the improvements located on the Premises) of the Premises as Landlord shall reasonably desire to discover, assess, evaluate or monitor or otherwise address any potential environmental problem, including without limitation the existence of Hazardous Substances on the property.

(d)                                 Landlord represents that as of the Turnover Date, to Landlord’s knowledge and except as disclosed to Tenant in writing, the Premises are not in violation of any environmental laws.

(e)                                  Remedial Acts.  In the event of any spill or release of or the presence of any Hazardous Substance affecting the Premises, whether the same originates or emanates from the Premises or any contiguous real estate, Landlord may, upon reasonable notice to Tenant, at Landlord’s election, but without obligation to do so, give such notices, cause such work to be performed at the Premises and take any and all other actions as Landlord reasonably shall deem necessary or advisable in order to fully remedy said spill, release or presence of hazardous Substance.  If the spill, release or presence of Hazardous Substance constitutes a breach, default or violation by Tenant of its covenants or obligations hereunder or is otherwise the responsibility of Tenant under applicable law, then (1) Landlord may undertake any or all actions Landlord may reasonably deem necessary or appropriate to remediate such Hazardous Materials to the extent required by applicable law or cure such breach, default or violation or, upon Landlord’s demand, Tenant at Tenant’s expense shall promptly commence and diligently prosecute to completion all actions reasonably necessary or appropriate to remediate and cleanup all Hazardous Substances as and to the extent required by law, and (2) all reasonable expenses and costs incurred by Landlord in connection with such spill, release or presence of Hazardous Substance, or the remediation or cure thereof and the enforcement of Landlord’s remedies hereunder, together with interest at the Default Rate, shall be due and payable by Tenant to Landlord upon demand.

SECTION 20.18                               Net Lease.

Except for the warranty obligations of Landlord under Sections 10.1. 20.6 and 20.17(d), the Allowance provided under Section 9.1, and the maintenance, repair and replacement obligations of Landlord under Section 9.2(a) and Section 9.2(d), it is the purpose, intent and agreement of Landlord and Tenant that the Annual Basic Rental payable hereunder shall be a net return to Landlord, undiminished by the Taxes, setoff, abatement or any part thereof, or any other maintenance or repair costs, costs of insurance, or any other charges of any kind or nature whatsoever relating to the Premises or any Improvements, which may arise or become due during the term of this Lease, all of which shall be paid by Tenant.

SECTION 20.19                               Tenant Information.

Tenant agrees it will provide to Landlord, no more often than three times per Rental Year, such financial and other information regarding Tenant as Landlord may reasonably request, and Landlord may use such information for the purpose of obtaining financing for the Premises, for marketing the Premises for sale to a prospective buyer, or, upon express written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed for any other reasonable business purpose of Landlord.

SECTION 20.20                               Tenant questionnaire.

Tenant shall complete and return to Landlord on or before Tenant’s execution hereof the Tenant’s Questionnaire attached hereto as Exhibit C and incorporated herein by reference. Tenant hereby represents and warrants to Landlord that Tenant’s Questionnaire, as completed by Tenant, and all of Tenant’s answers and responses thereon or attached thereto, are true, correct and complete.

SECTION 20.21                               Time of Essence.

Time is of the essence of each term and provision of this Lease.

SECTION 20.22                               Surrender of Lease Not Merger.

The voluntary or other surrender of this Lease by Tenant, or mutual cancellation hereof, or the termination of this Lease by Landlord, shall not cause a merger.

SECTION 20.23                               Landlord; Transfer by Landlord.

For purposes hereof, “Landlord” shall mean the parties defined as Landlord on page 1 hereof and any assignee or transferee of Landlord’s interest in the Premises. Landlord and each assignee or transferee shall only be the “Landlord” hereunder and shall only be liable for the obligations and liabilities of Landlord arising under this Lease during such party’s period of ownership of the Premises. Tenant’s rights under this Lease will not be affected by any transfer or conveyance by Landlord, and Tenant agrees to attorn to any assignee or transferee.

[Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Lease under seal as of the day and year first above written.

LANDLORD:

OLDS PROPERTIES CORPORATION,
a Delaware corporation

By:
Name:
Title:

John H.O. La Gatta

TENANT:

WARNER ELECTRIC INC.,
a Delaware corporation

By:
Name:	Thomas M. O’Brien
Title:	Vice President, General Counsel and
Secretary

Attachments:

Exhibit A – Legal Description of the Land

Exhibit B – Form of Memorandum of Lease

Exhibit A

Legal Description of the Land

All that certain parcel of real estate, together with improvements thereon, situate, lying, and being in the County of Mecklenburg, State of North Carolina, more particularly described as follows:

BEGINNING at an old iron, a corner of the property conveyed to W. H. Keistler and wife by deed of J. T. McGee, Trustee, dated October 9, 1920, and recorded in Book 436, Page 9, in the Office of the Register of Deeds for Mecklenburg County, North Carolina, which point of beginning is located at or near the Easterly terminus of the center line of Linwood Avenue and which point of beginning is located North 54-46-30 West, a distance of 295.05 feet from an iron stake in the Northwesterly margin of the right of way of interstate Highway No. 85, the intersection of said right of way with one of the Westerly lines of said Keistler property; and running thence a new line through said Keistler property North 6-25-51 West 555.99 feet to an old iron; running thence North 73-34-12 East 860.57 feet to an iron, the Northerly corner of said Keistler property, running thence South 18-34-57 East, a distance of 529.75 feet to an iron in the Northerly margin of the right of way of Interstate Highway No. 85; running thence with the Northerly margin of the right of way of Interstate Highway No. 85 in a Southwesterly direction and with the arc of a circular curve to the left, a radius of 2994.79 feet, an arc distance of 834.60 feet (Chord South 56-03-21 West 831.90 feet) to an iron in the Northerly margin of the right of way of Interstate Highway No. 85, the intersection of said right of way with one of the lines of said Keistler property; and running thence North 54-46-30 West 296.05 feet to an old iron, the point or place of Beginning, containing 13.622 acres, according to a survey entitled “The Olds Company, Inc.” prepared by Carolina Surveyors, Inc., dated February 5, 1986.

Exhibit B

FORM OF MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”) is made as of the 29th day of January, 2003, by and between OLDS PROPERTIES CORPORATION, a Delaware corporation, and JOHN H.O. La GATTA (collectively, “Landlord”) and WARNER ELECTRIC COMPANY, a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of certain real property located in Charlotte, Mecklenburg County, North Carolina, identified by Tax Parcel ID #039-053-16, and more fully described on Exhibit A attached hereto and made a part hereof (the “Premises”); and

WHEREAS, Landlord, as landlord, and Tenant, as tenant, have entered into a certain Lease Agreement (the “Lease”) dated January 29, 2003 for the lease of the Premises on terms more fully set forth therein; and

WHEREAS, the parties hereto desire to execute and record a Memorandum of the Lease.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.                                       Tenant.  The name of Tenant is Warner Electric Company, a Delaware corporation.

2.                                       Landlord.  The name of Landlord is Olds Properties Corporation, a Delaware corporation, and John H.O. La Gatta.

3.	Addresses.	Tenant’s address is:	997 Lenox Drive, Suite 111
Lawrenceville, New Jersey 08648.

		Landlord’s address is:	John H.O. La Gatta
50 West Liberty Street, Suite 1080
Reno, Nevada 89501
Facsimile: (775) 785-2245

4.                                       Date of Lease.  The Lease is dated January 29, 2003.

5.                                       Premises.  The property that is the subject of the Lease is more fully described on Exhibit A attached hereto and made a part hereof.

6.                                       Term.  The term of the Lease commences February 1, 2003 and expires February 28, 2013, subject to prior termination provisions set forth in the Lease. Tenant has three (3) options of four (4) years each to extend the term of the Lease.

7.                                       Right of First Offer.  The Lease contains a right of first offer in favor of Tenant.

8.                                       Right of First Refusal.  The Lease contains a right of first refusal in favor of Tenant.

9.                                       Incorporation by Reference.  This Memorandum is not intended to set forth all of the terms of the Lease, and reference is hereby made thereto for all of the terms. In the event of conflict between the terms of the Lease and this Memorandum, the terms of the Lease shall control. All provisions of the Lease are incorporated herein by this reference as though fully set forth.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Lease under seal as of the day and year first above written.

LANDLORD:
OLDS PROPERTIES CORPORATION,
a Delaware corporation
By:
Name:
Title:

John H.O. La Gatta

TENANT:
WARNER ELECTRIC INC.,
a Delaware corporation
By:
Name:	Thomas M. O’Brien
Title:	Vice President, General Counsel and
Secretary